                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         THERMO ECOTEK CORPORATION
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

245 WINTER STREET, SUITE 300
WALTHAM, MASSACHUSETTS   02154



                                                               February 13, 1997

Dear Stockholder:

     The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Ecotek Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

     Our Annual Report for the fiscal year ended September 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

     I would appreciate your immediate attention to the mailing of this Proxy.

                                       Yours very truly,




                                       BRIAN D. HOLT
                                       President and Chief Executive Officer

245 WINTER STREET, SUITE 300
WALTHAM, MASSACHUSETTS   02154

                                                               February 13, 1997

To the Holders of the Common Stock of
  THERMO ECOTEK CORPORATION

                           NOTICE OF ANNUAL MEETING



     The 1997 Annual Meeting of the Stockholders of Thermo Ecotek Corporation (the "Corporation") will be held on Thursday, March 13, 1997, at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254. The purpose of the Meeting is to consider and take action upon the following matters:

     1.   Election of seven Directors.

     2. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is January 30, 1997.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.


                                     SANDRA L. LAMBERT
                                     Secretary

                                PROXY STATEMENT

     The enclosed Proxy is solicited by the Board of Directors of Thermo Ecotek Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Thursday, March 13, 1997, at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 245 Winter Street, Suite 300, Waltham, Massachusetts 02154. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about February 18, 1997.

                               VOTING PROCEDURES

     The Board of Directors intends to present to the Meeting the election of seven Directors, constituting the entire Board of Directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.10 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for Director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy, or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 30, 1997, consisted of 25,011,860 shares of Common Stock. Only Stockholders of record at the close of business on January 30, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Seven Directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his or her earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as

Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

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JERRY P. DAVIS               Mr. Davis, 63, has been a Director of the
                             Corporation since its inception in 1989.  He also
                             served as the Chairman of the Board of the
                             Corporation from February 1994 to January 1997,
                             and as the Corporation's President and Chief
                             Executive Officer from 1989 until February 1994.
                             Mr. Davis was a Vice President of Thermo Electron
                             from January 1986 through December 1996.
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GEORGE N. HATSOPOULOS        Dr. Hatsopoulos, 70, has been a Director of the
                             Corporation since its inception in 1989.  Dr.
                             Hatsopoulos has been the Chairman of the Board and
                             Chief Executive Officer of Thermo Electron since
                             1956. He also served as the President of Thermo
                             Electron from 1956 until January 1997. Dr.
                             Hatsopoulos is also a director of Thermedics Inc.,
                             Thermo Electron, Thermo Fibertek Inc., Thermo
                             Instrument Systems Inc., Thermo Optek Corporation,
                             ThermoQuest Corporation and ThermoTrex
                             Corporation.  Dr. Hatsopoulos is the brother of
                             Mr. John N. Hatsopoulos, a Director, Vice
                             President and Chief Financial Officer of  the
                             Corporation.
--------------------------------------------------------------------------------
JOHN N. HATSOPOULOS          Mr. Hatsopoulos, 62, has been a Director of the
                             Corporation since 1990 and its Vice President and
                             Chief Financial Officer since its inception in
                             1989. Mr. Hatsopoulos has been the President of
                             Thermo Electron since January 1, 1997, and its
                             Chief Financial Officer  since 1988.  Prior to his
                             appointment as President of Thermo Electron, he
                             served as an Executive Vice President since 1986.
                             Mr. Hatsopoulos is also a director of  Thermedics
                             Inc., Thermo Fibergen Inc., Thermo Fibertek Inc.,
                             Thermo Instrument Systems Inc., Thermo TerraTech
                             Inc. and ThermoTrex Corporation. Mr. Hatsopoulos
                             is the brother of Dr. George N. Hatsopoulos, a
                             Director of the Corporation.
--------------------------------------------------------------------------------
BRIAN D. HOLT                Mr. Holt, 48, has been a Director of the
                             Corporation since January 1995, and President and
                             Chief Executive Officer of the Corporation since
                             February 1994.  For more than five years prior to
                             his appointment as an officer of the Corporation,
                             he was President and Chief Executive Officer of
                             Pacific Generation Company, a financier, builder,
                             owner and operator of independent power
                             facilities.  Mr. Holt is also a director of KFX
                             Inc.
--------------------------------------------------------------------------------
FRANK JUNGERS                Mr. Jungers, 70, has been a Director the
                             Corporation since its inception in 1989 and its
                             Chairman of the Board effective as of January 1,
                             1997.  Mr. Jungers has been a consultant on
                             business and energy matters since 1977.  Mr.
                             Jungers was employed by the Arabian American Oil
                             Company from 1974 through 1977 as Chairman and
                             Chief Executive Officer.  Mr. Jungers is also a
                             director of The AES Corporation, Donaldson, Lufkin
                             & Jenrette, Georgia-Pacific Corporation, Thermo
                             Electron and ThermoQuest Corporation.
--------------------------------------------------------------------------------
WILLIAM A. RAINVILLE         Mr. Rainville, 54, has been a Director of the
                             Corporation since November 1995. He has been
                             President and Chief Executive Officer of Thermo
                             Fibertek Inc., a majority owned subsidiary of
                             Thermo Electron that develops and manufactures
                             equipment and products for the paper making and
                             paper recycling industries, since its inception in
                             1991, and a Senior Vice President of Thermo
                             Electron since March 1993 and a Vice President of
                             Thermo Electron from 1986 to 1993. From 1984 until
                             January 1993, Mr. Rainville was the President and
                             Chief Executive Officer of Thermo Electron Web
                             Systems Inc., a subsidiary of Thermo Fibertek Inc.
                             Mr. Rainville is also a director of Thermo Fibergen
                             Inc., Thermo Fibertek Inc., Thermo Remediation Inc.
                             and Thermo TerraTech Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SUSAN F. TIERNEY             Dr. Tierney, 45,  has been a Director of the
                             Corporation since March 1996.  Dr. Tierney is a
                             Managing Consultant with the Economics Research
                             Group.  From March 1993 to May 1993, Dr. Tierney
                             was a consultant for the U.S. Department of
                             Energy, and from May 1993 to July 1995, she served
                             as Assistant Secretary for Policy for the U.S.
                             Department of Energy.  Prior to that appointment,
                             Dr. Tierney served as Secretary of Environmental
                             Affairs for the Commonwealth of Massachusetts from
                             1988 to January 1991.
--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Dr. Tierney (Chairman) and Mr. Jungers. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Jungers (Chairman) and Dr. Tierney. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met six times, the Audit Committee met three times and the Human Resources Committee met four times, during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he or she served held during fiscal 1996.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of
the Board of Directors.   Payment of outside Directors' fees is made quarterly.
Mr. Davis, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Holt and Mr. Rainville are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his or her cash fees until he or she ceases to serve as a Director, dies or retires from his or her principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Amounts so deferred are valued on the date of deferral as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of December 28, 1996, 666.08 deferred units were accumulated under the Deferred Compensation Plan.

     DIRECTORS STOCK OPTION PLAN

     The Corporation has adopted a directors stock option plan (the "Directors Plan"), amended in 1994, providing for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their services as directors. The Directors Plan provides for the grant of stock options upon an outside Director's initial appointment and awards options to purchase 1,000 shares annually to outside Directors.

     Under the Directors Plan, an outside Director who was appointed prior to December 31, 1994 automatically was granted an option to purchase 36,000 shares of Common Stock upon his or her initial appointment as a Director. These options are presently exercisable and expire on the seventh anniversary of the date of grant. However, the shares acquired upon exercise are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company, which repurchase right lapses ratably over a five-year period. Pursuant to the amendments adopted in 1994, the size of this initial grant was reduced and eventually discontinued effective as of January 1, 1997. Under this provision of the amended plan, Ms. Tierney was granted an option to purchase 7,200 shares of Common Stock upon her election as a Director in March 1996. This option is presently exercisable and expires on the fifth anniversary of the date of grant. Shares acquired upon exercise of this option would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a Director of the Corporation or any other Thermo Electron company, which repurchase right lapses in its entirety on the first anniversary of the grant date.

     In addition, under the Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock commencing with the 1996 Annual Meeting of Stockholders. The annual grant is made at the close of business on the date of the Annual Meeting of Stockholders to each outside Director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange for the five trading days preceding and including the date of grant. An aggregate of 225,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During fiscal 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for Directors. The stock holding policy requires each Director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

     In addition, the Committee adopted a policy requiring Directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, Directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, as of December 28, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and all nominees for Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and executive officers as a group.

     While certain Directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                           THERMO ECOTEK   THERMO ELECTRON
              NAME (1)                    CORPORATION (2)  CORPORATION (3)
              --------                    ---------------  ---------------
Thermo
Electron Corporation (4).........       20,459,515              N/A
Brian D. Chatlosh.......................           41,250           20,594
Jerry P. Davis..........................          212,970           86,621
Floyd M. Gent...........................           63,079           30,522
George N. Hatsopoulos...................           25,575        3,538,079
John N. Hatsopoulos.....................           35,569          556,768
Brian D. Holt...........................          150,000          164,591
Frank Jungers...........................           41,850          245,854
Robert P. Nordstrom.....................           79,180           25,638
Parimal  S. Patel.......................          155,815           54,538
William A. Rainville....................            6,000          253,006
Susan F. Tierney........................            9,366                0
All Directors and current executive
officers as a group (14 persons)........         945,551         5,149,511

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron beneficially owned consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.


(2) The shares of Common Stock shown in the table reflect a three-for-two stock split distributed in October 1996 in the form of a 50% stock dividend. Shares of the Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 20,459,515 shares beneficially owned by Thermo Electron, as to which shares each Director and executive officer and all members of such group disclaim beneficial ownership. Shares beneficially owned by Mr. Chatlosh, Mr. Davis, Mr. Gent, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Nordstrom, Mr. Patel, Mr. Rainville, Dr. Tierney and all Directors and executive officers as a group include 41,250, 180,000, 60,000, 15,000, 13,257, 150,000, 37,500, 72,000, 135,000, 6,000,
     8,700 and 839,907 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares of the Common Stock beneficially owned by Dr. Tierney and all Directors and executive officers as a group include 666 full shares allocated through December 28, 1996, to Dr. Tierney's account maintained pursuant to the Corporation's deferred compensation plan for directors. Shares beneficially owned by Mr. Jungers include 300 shares held by Mr. Jungers' spouse. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of December 28, 1996; all Directors and executive officers as a group beneficially owned 3.7% of the Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares beneficially owned by Mr. Chatlosh, Mr. Davis, Mr. Gent, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Holt, Mr. Jungers, Mr. Nordstrom, Mr. Patel, Mr. Rainville and all Directors and executive officers as a group include 19,650, 31,724, 30,000, 1,499,500, 429,685,
     163,900, 9,375, 19,275, 27,224, 205,648 and 2,557,105 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Davis, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all Directors and executive officers as a group include 1,614, 2,164, 1,934 and 7,189 full shares, respectively, allocated to accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its asets were, as of December 28, 1996, executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Jungers and all Directors and executive officers as a group include 80,427 full shares allocated through December 28, 1996, to Mr. Junger's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by Dr. G. Hatsopoulos' spouse, 168,750 shares held by a QTIP Trust of which

     Dr. G. Hatsopoulos' spouse is the trustee and 39,937 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is the trustee, and 153 shares allocated to the account of G. Hatsopoulos' spouse maintained pursuant to Thermo Electron's employee stock ownership plan. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 and 10,800 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, and Dr. G. Hatsopoulos' spouse, respectively, has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Jungers include 91,827 shares held by a trust for Mr. Jungers and 4,500 shares held by Mr. Jungers' spouse. As of December 28, 1996, no director or executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of December 28, 1996, other then Dr. G. Hatsopoulos, who beneficially owned 2.3% of such common stock; all directors and executive officers as a group beneficially owned approximately 3.4% of the Thermo Electron common stock outstanding as of December 28, 1996.

(4) Thermo Electron owned 82% of the Common Stock outstanding as of December 28, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of December 28, 1996, Thermo Electron had the power to elect all of the members of the Corporation's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such person were complied with during fiscal 1996, except in the following instances. As reported in last year's proxy statement, the Form 3 for Mr. William A. Rainville, a Director of the Corporation, originally due on December 8, 1995, was filed 22 days late. In addition, Thermo Electron, the Corporation's parent company, filed five Forms 4 late, by periods ranging from eight to 74 days, reporting 31 open market purchases and eight transactions involving the exercise of employee stock options.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and four other most highly compensated executive officers (the "named executive officers") for the last full fiscal year from October 1, 1995 to September 28, 1996 ("fiscal 1996"), for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52 or 53 week period ending on the Saturday nearest September 30, and for the preceding full fiscal year from January 2, 1994 to December 31, 1994 ("fiscal 1994").

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table

--------------------------------------------------------------------------------

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                                                       OPTIONS
      NAME AND PRINCIPAL                  FISCAL    ANNUAL COMPENSATION          (NO. OF SHARES AND      ALL OTHER
           POSITION                        YEAR     SALARY         BONUS             COMPANY) (3)      COMPENSATION (4)
           --------                        ----     ------         -----            -------------      ---------------
Brian D. Holt (5)                         1996     $153,400       $106,400 (2)      150  (TMO)                   $360
Chief Executive Officer and President                                             2,000  (TBA)
                                                                                  2,000  (TFG)
                                                                                  5,000  (TLZ)
                                                                                  2,000  (TLT)
                                                                                  6,000  (TOC)
                                                                                  6,000  (TMQ)
                                                                                  2,000  (TSR)
                                                                                  4,000  (TXM)
                                          1995     $109,200 (1)    $72,000       15,000  (TMO)                     --
                                          1994     $128,333        $64,000      150,000  (TCK)                     --
                                                                                123,750  (TMO)
-----------------------------------------------------------------------------------------------------------------------
Parimal  S. Patel                         1996     $167,000        $61,400 (2)   17,850  (TMO)                 $6,750
 Executive Vice President,                1995     $125,250 (1)    $85,000        2,850  (TMO)                 $6,750
  Project Finance                         1994     $161,000        $67,000        3,150  (TMO)                 $6,750
-----------------------------------------------------------------------------------------------------------------------
Floyd M. Gent (6)                         1996     $130,000        $47,000 (2)    7,500  (TMO)                 $7,866
 Vice President, Asset Management         1995      $97,500 (1)    $44,000           --                            --
-----------------------------------------------------------------------------------------------------------------------
Robert P. Nordstrom (7)                   1996     $113,375       $36,500 (2)     15,900 (TMO)                  6,310
 Vice President, Business
  Development-Asia
-----------------------------------------------------------------------------------------------------------------------
Brian Chatlosh (8)                        1996     $107,625       $37,000 (2)    15,000  (TCK)                 $5,526
 Vice President, Business Development                                            15,150  (TMO)
-----------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to
     September 30, 1995.   Salary data for subsequent fiscal years has been
     adjusted to reflect salary paid during the Corporation's full fiscal year.

(2) The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. Bonuses have not yet been determined for calendar 1996; therefore, the bonus amounts shown for fiscal 1996 are estimates.

(3) The shares of Common Stock of the Corporation and common stock of Thermo Electron shown in the table reflect three-for-two stock splits distributed in October 1996 and June 1996, respectively, each in the form of a 50% stock dividend. Mr. Holt was appointed a Vice President of Thermo Electron in March 1996 and has been granted options to purchase common stock of Thermo Electron since that date. These options are not reported in the table as they were granted for service in a capacity other than in his capacity as the chief executive officer of the Corporation. In addition to receiving options to purchase Common Stock of the Corporation (designated in the table as TCK), the named executive officers, including Mr. Holt, have been granted options to purchase common stock of Thermo Electron Corporation and certain of its other subsidiaries as part of Thermo Electron's stock option program in their capacities as officers of the Corporation. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as
     TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as
     TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM).

(4) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(5) Mr. Holt was appointed Chief Executive Officer in February 1994 and Vice President of Thermo Electron in March 1996. Mr. Holt has also been responsible for certain operations of Thermo Electron since the commencement of his employment in February 1994, and a portion of his annual cash compensation (salary and bonus) has been allocated to and paid by Thermo Electron in each of the last three fiscal years for the time he devoted to these responsibilities. The annual cash compensation (salary and bonus) reported in the table for Mr. Holt represents the amount paid by the Corporation and all other sources for Mr. Holt's services as its chief executive officer. For each of calendar 1996, 1995, 1994, approximately 80% of Mr. Holt's salary earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as chief executive officer. For calendar 1996, 1995 and 1994, approximately 46%, 80% and 80%, respectively, of Mr. Holt's total bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his performance as the Corporation's chief executive officer.

(6) Mr. Gent did not meet the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules in fiscal 1994. The bonus reported in the table for fiscal 1996 represents the bonus paid by the Corporation for service by Mr. Gent in his capacity as an officer of the Corporation.

(7) Mr. Nordstrom was appointed Vice President, Business Development - Asia effective as of January 1, 1996.

(8) Mr. Chatlosh was appointed Vice President, Business Development effective as of January 1, 1996. The bonus reported in the table for fiscal 1996 represents the bonus paid by the Corporation for service by Mr. Chatlosh in his capacity as an officer of the Corporation.

STOCK OPTIONS GRANTED DURING FISCAL 1996

     The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1996 to the named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.

     Mr. Holt has been granted options to purchase common stock of Thermo Electron since March 1996 as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation. Accordingly, such options have not been reported in the table.

                          OPTION GRANTS IN FISCAL 1996

------------------------------------------------------------------------------------------------------------
                                            PERCENT OF
                                               TOTAL
                                              OPTIONS                                 POTENTIAL REALIZABLE
                            NUMBER OF       GRANTED TO        EXERCISE                  VALUE AT ASSUMED
                           SECURITIES        EMPLOYEES         PRICE                 ANNUAL RATES OF STOCK
                       UNDERLYING OPTIONS    IN FISCAL          PER     EXPIRATION   PRICE APPRECIATION FOR
        NAME               GRANTED (1)         YEAR            SHARE       DATE         OPTION TERM (2)
        ----               -----------         ----            -----       ----         ---------------
                                                                                         5%          10%
                                                                                         --          ---
Brian D. Holt........        150 (TMO)          0.01%  (3)    $42.79     5/22/99     $1,011       $2,124
                           2,000 (TBA)           0.2%  (3)    $10.00     3/11/08    $15,920      $42,760
                           2,000 (TFG)           0.4%  (3)    $10.00     9/12/08    $15,920      $42,760
                           5,000 (TLZ)           1.1%  (3)    $22.75    11/28/07    $90,550     $243,250
                           2,000 (TLT)           0.6%  (3)    $10.00     3/11/08    $15,920      $42,760
                           6,000 (TOC)           0.2%  (3)    $12.00      4/9/08    $57,300     $153,960
                           6,000 (TMQ)           0.2%  (3)    $13.00     3/11/08    $62,100     $166,800
                           2,000 (TSR)           0.4%  (3)    $14.00     3/11/08    $22,280      $59,880
                           4,000 (TXM)           0.2%  (3)    $11.00     3/11/08    $35,000      $94,080
---------------------------------------------------------------------------------------------------------
Parimal S. Patel.....     15,000 (TMO)           0.9%  (3)    $32.60    11/28/07   $389,100   $1,045,650
                           2,850 (TMO)           0.2%  (3)    $42.79     5/22/99    $19,209      $40,356
---------------------------------------------------------------------------------------------------------
Floyd M. Gent........      7,500 (TMO)           0.5%  (3)    $32.60    11/28/02    $99,525     $231,975
---------------------------------------------------------------------------------------------------------
Robert P.                 15,000 (TMO)           0.9   (3)    $32.60    11/28/07   $389,100   $1,045,650
Nordstrom............        900 (TMO)           0.1%  (3)    $42.79     5/22/99     $6,066      $12,744
---------------------------------------------------------------------------------------------------------
Brian Chatlosh.......     15,000 (TCK)           5.0%         $10.18    11/28/07   $121,500     $326,550
                          15,000 (TMO)           0.9%  (3)    $32.60    11/28/02   $389,100   $1,045,650
                             150 (TMO)           0.0%  (3)    $42.79     5/22/99     $1,011       $2,124
---------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase shares of ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five-to-ten-year period, depending on the option term, which may vary from seven to twelve years, provided the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its public subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1996 AND FISCAL YEAR-END VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1996 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.

  Aggregated Option Exercises In Fiscal 1996 And Fiscal 1996 Year-End Option
                                    Values

------------------------------------------------------------------------------------------------------
                                                                    NO. OF UNEXERCISED
                                            SHARES                   OPTIONS AT FISCAL       VALUE OF
                                           ACQUIRED                      YEAR-END          UNEXERCISED
                                              ON         VALUE         (EXERCISABLE/       IN-THE-MONEY
        NAME                COMPANY        EXERCISE     REALIZED    UNEXERCISABLE) (1)       OPTIONS
        ----                -------        --------     --------    ------------------       -------
Brian D. Holt  (2)     Thermo Ecotek          --           --      150,000    /0        $1,400,550  /--
                       Thermo Electron        --           --      138,900    /0 (3)    $2,718,545  /--
                       Thermo BioAnalysis     --           --        2,000    /0            $7,750  /--
                       Thermo Fibergen        --           --        2,000    /0            $5,250  /--
                       ThermoLase             --           --        5,000    /0            $3,125  /--
                       ThermoLyte             --           --           0/    2,000           --/0  (4)
                       Thermo Optek           --           --        6,000    /0           $18,000  /--
                       ThermoQuest            --           --        6,000    /0            $3,000  /--
                       Thermo Sentron         --           --        2,000    /0                $0  /--
                       Trex Medical           --           --        4,000    /0           $37,000  /--
--------------------------------------------------------------------------------------------------------
Parimal S. Patel       Thermo Ecotek      52,500     $586,268      135,000    /0        $1,451,296  /--
                       Thermo Electron        --           --       27,224    /0 (3)      $318,294  /--
                       Thermo Fibertek        --           --        2,700    /0           $27,338  /--
                       ThermoTrex             --           --        1,080    /0           $34,209  /--
--------------------------------------------------------------------------------------------------------
Floyd M. Gent          Thermo Ecotek          --           --       75,000    /0          $550,020  /--
                       Thermo Electron        --           --       30,000    /0          $515,626  /--
--------------------------------------------------------------------------------------------------------
Robert P. Nordstrom    Thermo Ecotek      30,000     $335,010       72,000    /0          $714,024  /--
                       Thermo Electron        --           --       19,275    /0 (3)      $199,802  /--
                       Thermo Fibertek        --           --        4,500    /0           $45,563  /--
--------------------------------------------------------------------------------------------------------
Brian Chatlosh         Thermo Ecotek          --           --       41,250    /0          $321,064  /--
                       Thermo Electron        --           --       19,650    /0          $208,088  /--
--------------------------------------------------------------------------------------------------------

(1) The shares of common stock shown in the table have been adjusted to reflect three-for-two stock splits, each in the form of a 50% stock dividend, distributed by the Corporation in October 1996, by Thermo Electron in June 1996, and by Thermo Fibertek Inc. in June 1996. All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase shares of ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(2) As a Vice President of Thermo Electron, Mr. Holt also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

(3) Options to purchase 67,500, 15,000 and 15,000 shares of the common stock of Thermo Electron granted to Mr. Holt, Mr. Patel and Mr. Nordstrom, respectively, are subject to the same terms described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(4) No public market existed for the shares as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to those options.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

     All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for Industrial and Commercial Services for Pollution Control and Waste Management.

     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The Committee changed its fiscal year to end on the Saturday nearest September 30 in 1995. For calendar 1995 and 1996, the Committee continued to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of its parent company, Thermo Electron, which operates on a fiscal year that ends on the Saturday nearest December 31. Beginning with fiscal 1997, the Committee plans to conduct future cash compensation reviews to coincide with its September fiscal year.

     The process for determining each of these elements for the Corporation's officers is outlined below.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the
Stockholders.   These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to calendar 1996 performance in each instance exceeded the median potential bonus.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent company, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

     Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent company, Thermo Electron, were determined by the human resources committee of the board of directors of that company using a similar analysis.

STOCK OWNERSHIP POLICIES

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

     In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid ratably to the Corporation over a five-year period. No such loans are currently outstanding under the plan.

     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based." The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1996 CEO COMPENSATION

     Cash compensation for Mr. Brian D. Holt is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Holt's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Holt is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Holt's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Holt's compensation to be paid by the Corporation.

     In December 1996, the Committee conducted its review of Mr. Holt's proposed salary for 1997 and bonus for 1996 performance. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 80% of Mr. Holt's total cash compensation for 1996 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron.

     Awards to Mr. Holt of options to purchase shares of the Corporation's Common Stock are reviewed and determined periodically by the Committee using criteria similar to that used for the other executive officers of the Corporation. No awards to purchase shares of the Corporation's Common Stock were made to Mr. Holt in fiscal 1996. In addition to stock option awards by the Committee, Mr. Holt may receive awards to purchase shares of the common stock of Thermo Electron or its other majority owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority owned subsidiary of Thermo Electron. The stock option awards to Mr. Holt in fiscal 1996 with respect to shares of the following companies were awarded under this program: Thermo BioAnalysis Corporation, Thermo Fibergen Inc., ThermoLase Corporation, ThermoLyte Corporation, Thermo Optek Corporation, ThermoQuest Corporation, Thermo Sentron Inc. and Trex Medical Corporation. The award to purchase shares of the common stock of Thermo Electron granted to Mr. Holt in fiscal 1996 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron stock.

                          Mr. Frank Jungers (Chairman)

                              Dr. Susan F. Tierney

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since January 20, 1995 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for Industrial and Commercial Services for Pollution Control and Waste Management.


          COMPARISON OF TOTAL RETURN AMONG THERMO ECOTEK CORPORATION,
            THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
    DOW JONES TOTAL RETURN INDEX FOR INDUSTRIAL AND COMMERCIAL SERVICES FOR
       POLLUTION CONTROL AND WASTE MANAGEMENT FROM JANUARY 20, 1995 TO
                              SEPTEMBER 27, 1996


               --------------------------------------
                           1/20/95  9/29/95  9/27/96
               --------------------------------------
               TCK           100      124      119
               --------------------------------------
               AMEX          100      124      130
               --------------------------------------
               DJ POL        100      105       90
               --------------------------------------

     The total return for the Corporation's Common Stock (TCK), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return for Industrial and Commercial Services for Pollution Control and Waste Management (DJ POL) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TCK."

                          RELATIONSHIP WITH AFFILIATES

THE THERMO ELECTRON CORPORATE CHARTER

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries, including the Corporation. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

CORPORATE SERVICES AGREEMENT

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% and 1.25% of the Corporation's revenues for these services in fiscal 1995 and in periods prior to fiscal 1995, respectively. Beginning January 1, 1996, the fee has been reduced to 1% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $1,570,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

MISCELLANEOUS

     The Corporation leased its office facilities from Thermo Electron under an agreement which terminated December 1, 1996. The Corporation paid annual rent under that agreement equal to (i) Thermo Electron's cost per square foot of operating the building, multiplied by (ii) the number of square feet occupied by the Corporation. Under the lease, the Company made a payment to Thermo Electron of $177,000 in fiscal 1996.

     Thermo Electron currently owns approximately 83% of the outstanding shares of Common Stock. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These and other purchases may be made either on the open market, through conversion of convertible debentures held by Thermo Electron or directly from the Corporation.

     As of September 28, 1996, $53,250,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligations. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, reset quarterly.

     As of December 28, 1996, the Corporation had outstanding indebtedness to Thermo Electron of $68.5 million, pursuant to 4% subordinated convertible debentures due 2001, which are convertible into the Corporation's Common Stock at $6.33 per share.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1990. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1998 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than October 20, 1997.

                             SOLICITATION STATEMENT

     The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Waltham, Massachusetts
February 13, 1997

                           THERMO ECOTEK CORPORATION


       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 13, 1997


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John N. Hatsopoulos, Brian D. Holt and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Ecotek Corporation, a Delaware corporation (the "Company"), to be held on Thursday, March 13, 1997, at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 30, 1997, with all of the powers the undersigned would possess if personally present at such meeting:


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)




          Please mark your
[ x ]     votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).


          FOR       [    ]          WITHHELD  [    ]


______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Jerry P. Davis, George N. Hatsopoulos, John N. Hatsopoulos, Brian D. Holt, Frank Jungers, William A. Rainville and Susan F. Tierney.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE NOMINEES SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.


SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.